News Release

Contact:
John Gray
Chief Financial Officer
214-891-6450
jgray@docucorp.com

For Release:
FOR IMMEDIATE RELEASE

Docucorp Announces Second Quarter Results

DALLAS – February 23, 2005 – Docucorp® International (Nasdaq: DOCC), a leading provider of enterprise information solutions, today announced record revenues of $20.3 million for the second quarter of fiscal year 2005, compared to $19.6 million for the second quarter of the prior year. The company reported net income of $496,000, or $0.04 per diluted share, for the quarter compared to net income of $1.6 million, or $0.14 per diluted share, for the same period a year ago.

     For the six months ended January 31, 2005, revenues increased to $40.0 million compared to $38.5 million for the same period of fiscal year 2004. Net income for the first six months of fiscal year 2005 was $1.9 million, or $0.17 per diluted share, compared to $3.1 million, or $0.27 per diluted share, for the first six months of fiscal year 2004.

     Compared to the second quarter of the prior fiscal year, ASP hosting revenue increased 23 percent to $7.5 million, professional services revenue increased 12 percent to $5.6 million and maintenance revenue increased one percent to $5.5 million. Software license revenue decreased 46 percent to $1.7 million.

     Second quarter net income was negatively impacted by weak software license sales in North America and increased expenses resulting from accounting and auditing fees, primarily related to Sarbanes-Oxley compliance, and amortization costs associated with software introduced to the marketplace during the last 12 months.

-MORE-

DOCUCORP, SECOND QUARTER 2005 RESULTS	ADD #1

     “While we are disappointed with Docucorp’s second quarter net income and software license revenue, we are pleased with record quarterly and six-month revenue, as well as improvements in our European operations,” said Michael D. Andereck, president and chief executive officer, Docucorp International. “We are focused on improving software license sales and earnings per share for the remainder of fiscal 2005, while continuing to invest in our future as evidenced by the acquisition of Newbridge Corporation and the ongoing development of new software solutions.”

About Docucorp
Docucorp is the authority in providing dynamic solutions for acquiring, managing, personalizing and presenting enterprise information. Servicing the entire enterprise information lifecycle, Docucorp’s information software, application service provider (ASP) hosting and professional consulting services enable companies to implement solutions in-house or fully outsource to Docucorp. The company has an installed base of more than 1,300 customers, including many of the largest insurance, utility, financial services and health care organizations. Headquartered in Dallas, Docucorp has facilities in Atlanta; Silver Spring, Md.; Bedford, N.H.; Eindhoven, Netherlands; Brussels, Belgium; Prague, Czech Republic; Zurich, Switzerland; and London.

Certain information contained in this news release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than historical facts, included herein are forward-looking statements. These statements involve risks and uncertainties, such as competition, technological developments, loss of significant customers and the other factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission, that could cause the Company’s actual results to differ materially from those expressed or implied by these forward-looking statements. Docucorp is a registered trademark of Docucorp International.

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Consolidated Statements of Operations and Balance Sheet follow.

5910 North Central Expressway, Suite 800
Dallas, Texas 75206-5140
214-891-6500
fax: 214-987-8187
http://www.docucorp.com

© 2005 Docucorp International. All Rights Reserved.
Company, organization and product names mentioned herein are trademarks or registered trademarks of their respective owners. Docucorp and its symbol are trademarks of Docucorp International.

DOCUCORP INTERNATIONAL, INC.
Consolidated Statements of Operations
(in thousands except per share amounts)
(unaudited)

	Three Months		Six Months
	Ended January 31,		Ended January 31,
	2005	2004	2005	2004
Revenues
ASP hosting	$7,541	$6,139	$13,591	$11,897
Professional services	5,573	4,967	10,981	10,110
License	1,702	3,125	4,671	5,792
Maintenance	5,479	5,408	10,717	10,745

Total revenues	20,295	19,639	39,960	38,544

Cost of revenues
ASP hosting	6,730	5,003	11,767	9,683
Professional services	4,153	4,209	8,332	8,309
License	1,017	702	1,958	1,428
Maintenance	382	363	727	677

Total cost of revenues	12,282	10,277	22,784	20,097

Gross profit	8,013	9,362	17,176	18,447

Operating expenses
Product development	2,220	2,127	4,224	4,188
Sales and marketing	2,878	2,804	5,777	5,639
General and administrative	2,063	1,712	4,002	3,398

Total operating expenses	7,161	6,643	14,003	13,225

Income from operations	852	2,719	3,173	5,222

Interest expense	(172)	(159)	(323)	(332)
Other income (expense), net	125	187	244	334

Income before income taxes	805	2,747	3,094	5,224
Provision for income taxes	309	1,140	1,191	2,168

Net income	$496	$1,607	$1,903	$3,056

Basic net income per share	$0.05	$0.16	$0.18	$0.31

Weighted average basic shares outstanding	10,580	9,964	10,543	9,895

Diluted net income per share	$0.04	$0.14	$0.17	$0.27

Weighted average diluted shares outstanding	11,626	11,359	11,531	11,132

DOCUCORP INTERNATIONAL, INC.
Consolidated Balance Sheets
(in thousands except share and per share amounts)
(unaudited)

	January 31,	July 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$7,886	$12,336
Accounts receivable, net of allowance of $452 and $375, respectively	19,065	16,752
Current portion of deferred taxes	112	112
Income tax receivable	817	817
Other current assets	2,105	2,461

Total current assets	29,985	32,478

Property and equipment, net of accumulated depreciation of $18,383 and $16,664, respectively	9,765	8,073
Software development costs, net of accumulated amortization of $23,883 and $22,096, respectively	13,230	12,269
Goodwill, net of accumulated amortization of $4,940	9,803	5,846
Identifiable intangibles, net of accumulated amortization of $12 and $0, respectively	928	—
Other assets	577	573

Total assets	$64,288	$59,239

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,956	$1,473
Accrued liabilities:
Accrued compensation	3,079	2,104
Other	2,123	1,783
Income taxes payable	1,057	158
Current portion of capital lease obligations	1,184	626
Current portion of long-term debt	3,612	3,550
Deferred revenue	11,135	12,038

Total current liabilities	24,146	21,732
Deferred taxes	4,835	4,835
Long-term capital lease obligations	2,706	1,716
Long-term debt	5,260	6,804
Other long-term liabilities	1,686	1,353

Commitment and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized; 16,593,849 shares issued	166	166
Additional paid-in-capital	47,938	47,350
Treasury stock at cost, 5,622,126 and 6,050,429 shares, respectively	(31,254)	(33,635)
Retained earnings	11,665	9,821
Unearned compensation	(2,303)	(402)
Foreign currency translation adjustment	(557)	(501)

Total stockholders’ equity	25,655	22,799

Total liabilities and stockholders’ equity	$64,288	$59,239